Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMEDIA Lowers 2005 Segment EBITDA Guidance

NEW YORK, NY (October 24, 2005) — PRIMEDIA Inc. (NYSE: PRM) today announced that it expects 2005 Segment EBITDA will decline in the high single to low double-digit percentage range versus 2004.  Previous guidance was for Segment EBITDA to be flat to 2004 or slightly down in the low single-digit percentage range.  The company reiterates its 2005 guidance of low-to-mid single digit percentage revenue growth, but expects revenue growth will be at the low end of this range.  These expectations are based on preliminary reviews of 2005’s third quarter results and fourth quarter forecasts.  PRIMEDIA will report 2005 third quarter results Tuesday, November 8, 2005.

This change in guidance is primarily attributable to revenue declines in the company’s Enthusiast Media Segment’s Consumer and Performance Automotive categories.  These declines are partially offset by growth in the Segment’s non-automotive categories.  Also, U.S. Government agencies cancelled advertising scheduled to run in the second half on Channel One.

PRIMEDIA’s Consumer Guides segment continues its strong revenue growth.  As reflected in results from the first half of 2005, the Segment is expected to post lower Segment EBITDA in 2005 than 2004 due to the previously disclosed $15 to $20 million of investments associated with distribution renewals, distribution expansion, and new publication launches.

In the Consumer Automotive category, which includes Motor Trend and Automobile, print advertising revenue was adversely impacted by an unexpectedly large pullback of advertising dollars by large automotive clients in the second half of 2005.  The result is that print advertising revenue, after growing high single digits in the second quarter, will be down high single digits in the third quarter, and is forecast to be down slightly in the fourth quarter.  In addition, the Performance Automotive category experienced declines in newsstand sales during the third quarter.

Use of the Term Segment EBITDA

The company is organized into three business segments:  Enthusiast Media, Consumer Guides, and Education. Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.  We believe that Segment EBITDA is the most accurate indicator of the company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the company’s chief operating decision maker, its President and CEO, to make decisions about resources to be allocated to the Segments and to assess their performance.

Segment EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Segment EBITDA will be reconciled to Net Income in company’s earnings press release for third quarter of 2005, its Form 10-Q for the third quarter of 2005 and its Form 10-K for its fiscal year ended December 31, 2005.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2004 revenue of $1.1 billion, its properties comprise over 135 brands that connect buyers and sellers through print publications, websites, events, newsletters and video programs in three market segments:

•                  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 120 consumer magazines, 115 websites, 100 events, 10 TV programs, 340 branded products, and has such well-known brands as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 49,000 locations.

•                  Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

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This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contact:

(Media) Whit Clay, Sloane & Company: 212-446-1864

(Investors) Eric Leeds: 212-745-1885